Comstock Mining Partners with American Mining for Mining Services

Virginia City, NV (March 29, 2016) - Comstock Mining Inc. (the “Company”) (NYSE MKT: LODE) announced today that it has entered into an agreement with its strategic partner, American Mining and Tunneling, LLC and American Drilling Corp, LLC , (together the “American Group”) for $5 million in underground mine development, drilling and mining services. These services will be provided in exchange for the issuance of up to 9,000,000 shares of its common stock, at a value of at least $0.56 per share.

The shares to be issued to the American Group will be issued in exchange for future drilling, mine development and underground mining services in connection with, but not limited to, the Company’s construction of an underground exploration portal, mining infrastructure and development of the Company’s Lucerne and Dayton Mine projects. When such shares are issued, they will be restricted shares subject to a minimum six-month holding period by AMT, during which time the issued shares may not be sold.

Mr. Corrado De Gasperis, President & CEO of Comstock Mining, commented, “We consider the American Group as the best all-around partner for underground drilling and development competencies as we both strengthen our commitments and grow our mutual investment in Nevada mining. By investing with and in us, the collaboration with the American Group has achieved another level of strategic partnering as we position our Nevada-based platform for the next level of performance.”

The Company has previously partnered with the American Group based on their broad underground drilling, development and underground mining expertise and quality services to the mining industry, and especially in North America, with a special focus in Nevada.

Mr. Steve Elloway, President & CEO of American Group, commented, “Our industry is emerging from three tough years of rationalized exploration and underdevelopment. We continue partnering with companies in good jurisdictions, having broad development opportunities and high quality, growth-minded, management teams that have invested in their district and positioned themselves for growth.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any shares of the Company’s common stock, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Comstock Mining Inc.
Comstock Mining Inc. is a producing, Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District and is an emerging leader in sustainable, responsible mining, including concurrent and accelerated reclamations, soil sampling, voluntary air monitoring, cultural asset protection and historical restorations. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and commenced production in 2012. The Company continues acquiring additional properties in the district, expanding its footprint and creating opportunities for further exploration, development and mining. The near-term goal of our business plan is to maximize intrinsic stockholder value realized, per share, by validating qualified resources and reserves (proven and probable) from our first two resource areas, Lucerne and Dayton, and significantly grow the commercial development of our operations through extended, long-lived mine plans that are economically feasible and socially responsible.

About the American Group
American Mining and Tunneling LLC and American Drilling Corp, LLC is a mining services and exploration drilling group headquartered in Spokane Valley, Washington. The Company provides mine development and construction services to the mining industry ranging from beginning stage exploration to the end of mine life reclamation. International services are provided through its North American divisions in Elko, Nevada, Winnemucca, Nevada, Spokane Valley, Washington and Hermosillo, Mexico. Emphasis at the American Group is on maintaining the highest quality, experienced and professional personnel supported by a safety first companywide culture.

www.AmericanMT.com
www.AmericanDrillingCorp.com

Forward-Looking Statements
Some of the information presented in this press release, including, without limitation, statements with respect to the transaction between the Company and the American Group, strategic plans and industry prospects, and all other information relating to matters that are not historical facts, may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current expectations, which are in turn based on assumptions that we believe are reasonable based on our current knowledge of our business and operations. We have used words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and variations of such words and similar expressions to identify such forward-looking statements. There can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially include, without limitation: the receipt and timing of necessary stock exchange, regulatory or other approvals; industry and market conditions affecting the Company and its suppliers; and the other factors detailed from time to time in the reports of the Company filed with the Securities and Exchange Commission, including those described under “Risk Factors” in the Company’s most recent annual report on Form 10-K. These forward-looking statements speak only as of the date of this communication. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact information for Comstock Mining Inc.:
PO Box 1118 Virginia City, NV 89440
questions@comstockmining.com
http://www.comstockmining.com
Corrado De Gasperis		Judd Merrill
President & CEO		Chief Financial Officer
Tel (775) 847-4755		Tel (775) 847-7325
degasperis@comstockmining.com		merrill@comstockmining.com